Exhibit 99.1

Press Release

Community Valley Bancorp Announces Application to NASDAQ Small Cap Market

(Chico, CA 04/28/05) – The Board of Directors of Community Valley Bancorp, the holding company for Butte Community Bank and CVB Insurance Agency, LLC, announced today that they have approved the filing of an application to NASDAQ for listing of the shares of Community Valley Bancorp common stock (CVLL) on the NASDAQ Small Cap Market.  Community Valley Bancorp intends to file the application during May 2005.  There are no assurances that Community Valley Bancorp’s application for listing will be approved by NASDAQ.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions, and CVB Insurance Agency, LLC, a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is state-chartered with 12 branches in nine cities including Chico, Colusa, Corning, Magalia, Oroville, Paradise, Red Bluff, Yuba City and Marysville.  It also operates loan production offices in Citrus Heights and Redding.  Opened in December 2004, CVB Insurance Agency, LLC, is located in Chico, California.  Community Valley Bancorp has headquarters in Chico, California.